Exhibit 4.4.2

AMENDMENT NO. 1

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
1999 EQUITY INCENTIVE PLAN

Adopted	APPROVAL DATE: 4/15/09
Effective as of
AMENDMENT
Article 5.1 of the Hanover Capital Mortgage Holdings, Inc. 1999 Equity Incentive Plan (the “Plan”) shall be amended, effective as the date the Stockholders approve this amendment, to read in its entirety as follows:
Article 5.1    Number of Shares Under Plan.    Subject to Section 8.12, Awards may be granted under the Plan in respect of up to 3,000,000 of the shares. Shares issued under the Plan may consist in whole or in part of the authorized but unissued Shares or Treasury Shares.